UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 5, 2006

URANIUM RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-17171	75-2212772
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 South Edmonds, Suite 108, Lewisville, TX		75067
(Address of principal executive offices)		Zip Code

(972) 219-3330
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 5, 2006, HRI-Churchrock, Inc. (the “Company”), a wholly-owned subsidiary of Uranium Resources, Inc., entered into an agreement with a wholly-owned subsidiary of ITOCHU Corporation (“ITOCHU”) to develop jointly the Company’s Churchrock property in New Mexico (the “Joint Venture”).

A feasibility study will be completed by the end of 2006.  After the completion of the feasibility study, the parties must make a preliminary investment decision (“Preliminary Investment Decision”) whether to move forward with the Joint Venture.  If a positive decision is made, ITOCHU will reimburse the Company for 50% of its permitting costs from November 1, 2005, through the completion of the feasibility study, up to a maximum contribution of $180,000.  The parties will split costs incurred after completion of the feasibility study 50-50 until a final investment decision is made by the parties after receipt of necessary permits and resolution of the Indian country status of certain of the properties included in the venture, which is currently pending with the US Environmental Protection Agency (“Final Investment Decision”).

If a positive Final Investment Decision is made, Uranium Resources, Inc. will cause to be conveyed to the Joint Venture certain permits and certain of its Churchrock properties in New Mexico, and ITOCHU will contribute $8 million in cash and cause a $24 million debt facility to be made available to the Company.  Cash flow from the first $30 per pound of uranium sold by the Company will be split 50-50 and cash flow from uranium sales in excess of $30 per pound will be split 70% to the Company and 30% to ITOCHU.  The Company will be the manager of the Joint Venture and receive a management fee.

If ITOCHU makes a positive Preliminary Investment Decision or a Positive Final Investment Decision and the Company makes a negative decision at either time, the Joint Venture will terminate and the terms of the parties’ original delivery contracts applicable to South Texas production will be reinstated.  The average price of deliveries under the original contracts would have been about $15 per pound for 2006.  If the Company makes a negative Final Investment Decision and ITOCHU makes a positive Final Investment Decision, the Company will reimburse ITOCHU 30% of the permitting expenses paid by ITOCHU, and the Company would be prohibited from developing the Churchrock property for 18 months.

If both parties make a negative decision at either the Preliminary or Final Investment Decision time, or if the Company makes a positive decision at either time and ITOCHU makes a negative decision, the Joint Venture will terminate and there will be no reinstatement of the original delivery contracts with ITOCHU for South Texas production.  However, the Company will lose about $2.10 per pound on some of its South Texas production.

Each of Uranium Resources, Inc. and ITOCHU Corporation has guarantied the obligations of its subsidiary that is the Member of the Joint Venture.  Certain obligations are limited to the amount of distributions received from the venture.

Uranium Resources, Inc. issued a press release on December 7, 2006 announcing the signing of the venture.

Item 9.01.  Financial Statements and Exhibits

Exhibit 99.1            Limited Liability Company Agreement of Churchrock Venture LLC.

Exhibit 99.2            Press Release dated December 7, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

URANIUM RESOURCES, INC.

Date: December 8, 2006	/s/ Thomas H. Ehrlich
Thomas H. Ehrlich
Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Limited Liability Company Agreement of Churchrock Venture LLC
99.2	Press Release dated December 7, 2006.